Exhibit 10.2

Restricted Stock Agreement

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is entered into, effective as of this      day of             , 20     (the “Grant Date”), between American Superconductor Corporation, a Delaware corporation (the “Company”), and                     (the “Employee”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Issuance of Shares.

Effective as of the Grant Date, the Company shall issue to the Employee, subject to the terms and conditions set forth in this Agreement and in the Company’s 2022 Stock Incentive Plan (the “Plan”),                  shares (the “Shares”) of Common Stock. The Shares shall be issued to the Employee in consideration of employment services rendered by the Employee to the Company. As promptly as reasonably practicable following the Grant Date, the Company shall either issue one or more certificates in the name of the Employee for the Shares or make book entries evidencing the Shares. The Employee agrees that the Shares shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2.	Vesting.

(a)    The Shares shall vest in accordance with the following vesting schedule: [insert vesting schedule or date]. [Notwithstanding such vesting schedule, the Shares shall vest in full upon [the earlier of (i) [insert financial targets, if applicable] or (ii)] a Change in Control of the Company (as defined below).]

(b)    For purposes of the Agreement, a “Change in Control” shall be deemed to have occurred upon the first to occur of the following events: (i) any “person”, as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two consecutive years ending during the term of this Agreement, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i), (iii) or (iv) of this Section 2(b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or there occurs the sale or disposition by the Company of all or substantially all of the Company’s assets. The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

3.	Forfeiture of Unvested Shares Upon Employment Termination.

Unless otherwise determined by the Board, in the event that the Employee ceases to be employed by the Company for any reason or no reason, with or without cause, all of the Shares that are unvested as of the time of such employment termination shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Employee, effective as of such termination of employment. The Employee shall have no further rights with respect to any Shares that are so forfeited. For purposes of the Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, but shall be deemed to be terminated in the event that the subsidiary of the Company employing the Employee ceases to remain a subsidiary of the Company following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off). The Board, in its sole discretion, shall determine all matters and questions relating to any employment termination, including, without limitation, whether such a termination has occurred and whether particular leaves of absence constitute such a termination.

4.	Restrictions on Transfer.

The Employee shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any unvested Shares, or any interest therein, except that the Employee may transfer unvested Shares (i) to or for the benefit of any spouse, child or grandchild of the Employee, or to a trust for their benefit, provided that such Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions set forth in Section 3 and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as otherwise determined by the Board.

5.	Escrow; Stock Power.

The Employee shall, upon request by the Company following execution of this Agreement, execute joint escrow instructions or similar agreement and such agreement shall be delivered to the Chief Financial Officer of the Company or his or her designee (which may, but need not be, the Company or a representative thereof), as escrow agent thereunder. The Employee shall, upon such request, deliver to such escrow agent a stock assignment or power, duly endorsed in blank, in the form determined by the Company, and hereby instructs the Company to deliver to such escrow agent, on behalf of the Employee, any certificates(s) evidencing the Shares issued hereunder. Such materials shall be held by such escrow agent pursuant to the terms of such joint escrow instructions or similar arrangement.

6.	Restrictive Legends.

All certificates representing Shares, if any, shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities law or as otherwise determined appropriate by the Board:

“The shares of stock represented by this certificate are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

7.	Withholding Taxes; Section 83(b) Election.

[Alternative 1]

(a)    The Employee shall timely pay to the Company in cash (or have a broker tender in cash) the amount of any federal, state or local taxes of any kind required by law to be withheld by the Company in connection with the issuance or vesting of the Shares. The Employee acknowledges and agrees that, to the maximum extent permitted by law, the Company has the right to deduct from payments of any kind otherwise due to the Employee the amount of any such taxes.

[Alternative 2]

(a) The Employee shall timely either (i) pay to the Company in cash (or have a broker tender in cash), or (ii) deliver or surrender shares of Common Stock, including Shares creating the withholding tax obligations, valued at their Fair Market Value, in the amount of any federal, state or local taxes of any kind required by law to be withheld by the Company in connection with the issuance or vesting of the Shares in accordance with the Plan[; provided that, for purposes of this Agreement, Employee shall be entitled to deliver or surrender shares of Common Stock to satisfy the withholding tax obligations based on the maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income)]. The Employee acknowledges and agrees that, to the maximum extent permitted by law, the Company has the right to deduct from payments of any kind otherwise due to the Employee the amount of any such taxes. Shares of Common Stock and/or Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(b)    The Employee has had an opportunity to obtain the advice of the Employee’s own tax advisors prior to executing this Agreement and fully understands and agrees to the provisions hereof. The Employee acknowledges that he has been informed of the availability of making an election in accordance with Section 83(b) of the Code (an “83(b) Election”); that such an 83(b) Election must be filed with the Internal Revenue Service (the “IRS”) within 30 days of the issuance of the Shares to the Employee; and that the Employee is solely responsible for evaluating the tax implications to the Employee or his or her acquisition of the Shares under this Agreement and for making such election if he or she so chooses. If the Employee makes an 83(b) Election, the Employee shall be required to deliver a copy of such election to the Company promptly after filing such election with the IRS along with proof of the timely filing thereof with the IRS.

8.	Clawback.

The Shares issued hereunder (including any proceeds, gains or other economic benefit actually or constructively received by the Employee upon the receipt and/or resale of such Shares shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of such Shares.

9.	Miscellaneous.

(a)    No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Employee any right to be retained, in any position, as an employee of the Company. The Employee further acknowledges and agrees that the transactions contemplated hereunder and the vesting provisions set forth herein do not constitute an express or implied process of continued engagement as an employee until the Shares vest, for any period of time, or at all.

(b)    Data Privacy. As a condition of receipt of the Shares, the Employee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 9(b) by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Company and its subsidiaries may hold certain personal information about the Employee, including but not limited to, the Employee’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of Common Stock held in the Company or any of its subsidiaries, and details of all awards held by the Employee, in each case, for the purpose of implementing, managing and administering the Plan and awards held by the Employee (the “Data”). The Company and its subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and the Company and its subsidiaries may each further transfer the Data to any third parties assisting the Company and its subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Employee’s country, or elsewhere, and the Employee’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of the Shares, the Employee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its subsidiaries or the Employee may elect to deposit the Shares. The Data related to the Employee will be held only as long as is necessary to implement, administer, and manage the Employee’s participation in the Plan. The Employee may, at any time, view the Data held by the Company with respect to him or her, request additional information about the storage and processing of the Data with respect to him or her, recommend any necessary corrections to the Data with respect to him or her or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Employee’s ability to participate in the Plan and, in the Board’s discretion, the Employee may forfeit any outstanding awards under the Plan if the Employee refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, the Employee may contact his or her local human resources representative.

(c)    Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which has been furnished to the Employee. Capitalized terms not defined herein shall have the meanings set forth in the Plan.

(d)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e)    Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board.

(f)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Employee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(g)    Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(g).

(h)    Interpretation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, vice versa. All references in this Agreement to the “Board” shall mean the Board or a Committee or the officers referred to in Section 3(c) of the Plan to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(i)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(j)    Amendment. This Agreement may be amended or modified by the Company in its discretion; provided that the Employee’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Employee’s rights under this Agreement or (ii) the change is permitted under Section 9, 10 or 11(f) of the Plan.

(k)    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

AMERICAN SUPERCONDUCTOR CORPORATION

By:
Name:
Title:
Address:	114 East Main Street
Ayer, MA 01432

[Name of Employee]

Address: